Exhibit 99.1

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Kelsey Roemhildt: 763-764-6364

General Mills Elects Diane L. Neal to Board of Directors

MINNEAPOLIS, Minn. (November 5, 2018) — General Mills (NYSE: GIS) today announced the election of Diane L. Neal to its board of directors effective November 5, 2018.

Neal was most recently Chief Executive Officer of Sur La Table, Inc., a premium-quality kitchen-goods retail company with more than 100 stores, until her retirement in 2017. Before her time with Sur La Table, Neal served with L Brands, Inc. where she was Chief Executive Officer and Chief Operating Officer of Bath & Body Works, and has previously held leadership roles at Gap Inc. and Target Corporation.

Neal brings strong consumer understanding from her time across these large and global retailers. As consumers rapidly evolve the way they buy their food, Neal’s E-commerce experience will also help General Mills further enhance its growing capabilities and leading advantage in this space.

Neal’s appointment reflects General Mills’ thoughtful approach to board succession. The company continues to prioritize directors with world-class qualifications and experiences, and who represent diverse backgrounds and perspectives. Neal’s board election makes her the fifth woman to currently sit on the General Mills Board of Directors.

About General Mills

General Mills is a leading global food company that serves the world by making food people love. Its brands include Cheerios, Annie’s, Yoplait, Nature Valley, Häagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki, Blue and more. Headquartered in Minneapolis, Minnesota, USA, General Mills generated fiscal 2018 proforma net sales of U.S. $17.0 billion, including $1.3 billion from Blue Buffalo. In addition, General Mills’ share of non-consolidated joint venture net sales totaled U.S. $1.1 billion.